UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2010

CHINA AGRI-BUSINESS, INC.
(Exact name of registrant as specified in Charter)

Maryland	333-140118	20-3912942
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

In the People’s Republic of China:
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xian, Shannxi, China 710065

In the United States:
11 East 86th Street, New York, New York 10028
(Address of Principal Executive Officers)

In the People’s Republic of China: (86) 029-68596556
In the United States: (212) 348-5600
(Registrant’s telephone number, including area code)

N/A
(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2010, China Agri-Business, Inc. (the “Registrant”), through its operating subsidiary Shaanxi Xinsheng Centennial Agriculture & Technology Co., Ltd. (the “Company”), entered into a Land Leasing Contract (the “Agreement”) with Xi’an Shishang Weiyang Investment & Management, Inc. (the “Lessor”) pursuant to which the Company agreed to lease 24 mu of land (one mu is equivalent to approximately 0.165 acres) located in Zhongcha Village, Petrochemical Road, Weiyang District, Xi’an, China (the “Land”). Pursuant to the terms of the Agreement, the Company has the right to construct warehouses, processing and distribution centers on the Land. The Company plans to build a warehouse and distribution center for products of the Company and other manufacturers.

The term of the lease is twenty-one years, from November 12, 2010 through November 12, 2031. The Company is obligated to pay rent of RMB 360,000 per year. Rent for the first ten years is payable in one lump sum, with  RMB 200,000 due by November 15, 2010 and the remaining RMB 3,400,000 due by November 30, 2010. The annual rental will increase by 12% every three years starting on November 12, 2020.

Upon the expiration of the Agreement, the Company has a right of first refusal to renew the Agreement.

The description of the Agreement in this current report is a summary and is qualified in its entirety by the terms of the Agreement which is filed hereto as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description

10.1	Land Lease Agreement, dated November 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2010

CHINA AGRI-BUSINESS, INC.

By:	/s/ Xiaolong Zhou
	Name:	Xiaolong Zhou
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Land Lease Agreement dated November 12, 2010